Exhibit 99.1

Pulmatrix Announces First Subject Dosed in Phase 1 Study of PUR3100 for Acute Migraine

New inhaled formulation of dihydroergotamine (DHE) intended for acute migraine therapy begins clinical development with Phase 1 study

LEXINGTON, Mass., July 12, 2022 — Pulmatrix, Inc. (NASDAQ: PULM), a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious disease using its patented iSPERSE™ technology, today announced the dosing of the first five subjects in a Phase 1 trial evaluating PUR3100, a novel pulmonary inhaled formulation of dihydroergotamine (DHE). PUR3100 is formulated using Pulmatrix’s iSPERSE drug delivery technology and is being developed for the treatment of acute migraine.

The Phase 1 study design is a double-dummy, double-blinded trial to assess the safety, tolerability, and pharmacokinetics of 3 doses of single doses of inhaled PUR3100 with IV placebo, as compared to IV DHE (DHE mesylate injection) with inhaled placebo. Twenty-four healthy volunteers are to be randomized to one of the four dose groups consisting of six subjects each.

Dr. Margaret Wasilewski, Chief Medical Officer of Pulmatrix, commented, “Current use of DHE for treatment of acute migraine is limited. While DHE is a highly efficacious compound, it requires either intravenous administration or nasal delivery which some patients do not prefer. Common side effects of IV DHE include nausea and vomiting. PUR3100 is an orally-inhaled DHE acute migraine therapy. The Phase 1 study has started and we anticipate safety, tolerability, and pharmacokinetic data in Q4 2022. Study results will guide dose selection for subsequent registration enabling efficacy studies.”

Ted Raad, Chief Executive Officer, noted “We believe that the convenience of a pulmonary DHE will allow for greater adoption, while optimizing the onset of action and the therapeutic window to potentially be a best-in-class product for this debilitating disease.”

About Pulmatrix, Inc.

Pulmatrix is a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for serious lung diseases, such as allergic bronchopulmonary aspergillosis (“ABPA”), Chronic Obstructive Pulmonary Disease (“COPD”), and neurologic disorders such as acute migraine. Pulmatrix’s product candidates are based on its proprietary engineered dry powder delivery platform, iSPERSE™, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

Forward-Looking Statements

Certain statements in this letter that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,”, “extended”, “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the impact of the novel coronavirus (COVID-19) on the Company’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Timothy McCarthy, CFA
917-679-9282
tim@lifesciadvisors.com